Exhibit 99.1

CONTACT:	Leslie Tullio
ltullio@cebglobal.com
+1 (571) 303-5689 (office)

CEB ADDS KATHLEEN A. CORBET AS INDEPENDENT DIRECTOR; EXPANDS BOARD

Tenured Financial Services Leader and Entrepreneur Deepens Company’s Technology and

Marketing Expertise

ARLINGTON, Va., March 2, 2016—CEB (NYSE:CEB), a best practice insight and technology company, today announced Ms. Kathleen A. Corbet will join its Board of Directors as an Independent Director. With Ms. Corbet as Director, the CEB Board now stands at nine.

On the appointment of Ms. Corbet, Tom Monahan, CEB Chairman & CEO said, "I believe that Kathleen will not only be a formidable addition to an already strong board and a discerning advisor to management, but also a standard-bearer for our corporate values. Her diverse leadership and governance experience spanning both the corporate and philanthropic worlds, coupled with a rich technology background, give her a unique perspective that will serve us well as we solidify CEB as a best practice insight and technology powerhouse worldwide and implement a strategy that drives value creation.”

In addition to her new role with CEB, Ms. Corbet serves as Lead Director for MassMutual Financial Group, a Fortune 100 company. She is also the founder of Cross Ridge Capital, LLC, a venture capital and management consulting firm offering services in financial and operational best practices to early stage venture companies, state and local government agencies and municipalities, and non-profit enterprises. Prior to founding Cross Ridge, Ms. Corbet served as President of Standard & Poor’s and as EVP and CEO of the Fixed Income Division at AllianceBernstein LP.

Throughout her career, Ms. Corbet has held a number of community-focused Board positions and—inspired by those experiences—ran for and was elected to serve as Town Councilman in her Connecticut hometown in 2013. She is serving a four-year term.

Ms. Corbet is active on the board of trustees for The Jackson Laboratory, a non-profit bio-medical and genetics research institute and was a member of the Boston College Board of Trustees where she served as chair of the Advancement Committee and member of the Buildings & Properties and Nominations & Governance Committees over her 13-year tenure. She now serves as Trustee Associate for the University.

About CEB

CEB is a best practice insight and technology company. In partnership with leading organizations around the globe, we develop innovative solutions to drive corporate performance. CEB equips leaders at more than 10,000 companies with the intelligence to effectively manage talent, customers, and operations. CEB is a trusted partner to nearly 90% of the Fortune 500 and FTSE 100, and more than 70% of the Dow Jones Asian Titans. More at cebglobal.com.